Exhibit 4.6.2

Execution Version

HDTFS, INC.
as Issuer
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee
____
FIRST SUPPLEMENTAL INDENTURE
DATED AS OF OCTOBER 16, 2012
to the
INDENTURE
DATED AS OF OCTOBER 16, 2012
Providing for the Issuance of
5.875% Senior Notes Due 2020

FIRST SUPPLEMENTAL INDENTURE, dated as of October 16, 2012 (this “Supplemental Indenture”), among HDTFS, INC. (the “Company”), as issuer and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee.
W I T N E S S E T H:
WHEREAS, the Company and the Trustee, are party to the Indenture, dated as of October 16, 2012 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), which provides for the issuance from time to time of Notes by the Company;
WHEREAS, Section 901(6) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 301 therein;
WHEREAS, in connection with the issuance of the 2020 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2020 Notes as hereinafter described; and
WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereunder” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
“Escrow Officer's Certificate” has the meaning attributed to the term “Officer's Certificate” in the Escrow Agreement.
“Escrow Termination Notice” has the meaning set forth in the Escrow Agreement.
“Mandatory Redemption Event” means (i) 5:00 p.m. (New York City time) on the then applicable Outside Date, if (and only if) the Escrow Agent has not received an Escrow Officer's Certificate at or prior to such time, or (ii) the receipt by the Escrow Agent of an Escrow Termination Notice from the Company prior to the then applicable Outside Date or (iii) the termination of the Merger Agreement at any time prior to the then applicable Outside Date and the receipt by the Escrow Agent of written notice thereof given by the Company.
“Outside Date” has the meaning set forth in the Escrow Agreement.
“Special Mandatory Redemption Price” means a price equal to 100.0% of the initial issue price of the 2020 Notes plus accrued and unpaid interest on the 2020 Notes, if any, as calculated in accordance with the terms of the Indenture and the 2020 Notes, from and including the Issue Date to, but excluding, the Special Mandatory Redemption Date.
2. Title of Notes. There shall be a series of Notes of the Company designated the “5.875% Senior Notes due 2020” (the “2020 Notes”).

3. Maturity Date. The final Stated Maturity of the 2020 Notes shall be October 15, 2020.
4. Interest and Interest Rates. Interest on the Outstanding principal amount of 2020 Notes will accrue at the rate of 5.875% per annum and will be payable semi-annually in arrears on April 15 and October 15 in each year, commencing on April 15, 2013, to holders of record on the immediately preceding April 1 and October 1, respectively (each such April 1 and October 1, a “Regular Record Date”). Interest on the 2020 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from October 16, 2012, except that interest on any Additional 2020 Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional 2020 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional 2020 Notes (or if the date of issuance of such Additional 2020 Notes is an Interest Payment Date, from such date of issuance); provided that if any 2020 Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.
5. No Limitation on Aggregate Principal Amount. The aggregate principal amount of 2020 Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited. The aggregate principal amount of the 2020 Notes shall initially be $700,000,000. The Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the 2020 Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2020 Notes (any such Additional Notes, “Additional 2020 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 301 of the Indenture.
6. Redemption. (a) The 2020 Notes will be redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after October 15, 2015 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed to each Holder in accordance with Section 1005 of the Indenture and the Company shall notify the Trustee of such Redemption Date, and the principal amount of 2020 Notes to be redeemed in accordance with Section 1003 of the Indenture. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The 2020 Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date pursuant to Section 307 of the Indenture), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Redemption Period	Price
2015	104.406%
2016	102.938%
2017	101.469%
2018 and thereafter	100.000%

(b)    In addition, at any time and from time to time on or prior to October 15, 2015, the Company at its option may redeem 2020 Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the 2020 Notes (including the principal amount of any Additional 2020 Notes, or any other Additional Notes of the same series as the 2020 Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 105.875%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date pursuant to Section 307 of the Indenture); provided, however, that an aggregate principal amount of 2020 Notes equal to at least 50% of the original aggregate principal amount of 2020 Notes (including the principal amount of any Additional 2020 Notes, or any other Additional Notes of the same series as the 2020 Notes) must remain outstanding immediately after each such redemption.
(c)    The Company may make such redemption upon notice to each Holder in accordance with Section 1005 of the Indenture and the Company shall notify the Trustee of such Redemption Date and the principal amount of Notes to be redeemed in accordance with Section 1003 of the Indenture (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.
(d)    At any time prior to October 15, 2015, 2020 Notes may also be redeemed in whole or in part, at the Company's option, at a price (the “Redemption Price”) equal to 100.0% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date pursuant to Section 307 of the Indenture). Such redemption may be made upon notice to each Holder in accordance with Section 1005 of the Indenture and the Company shall notify the Trustee of such Redemption Date and the principal amount of Notes to be redeemed in accordance with Section 1003 of the Indenture. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.
“Applicable Premium” means, with respect to a 2020 Note at any Redemption Date, the greater of (i) 1.00% of the principal amount of such 2020 Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such 2020 Note on October 15, 2015 (such redemption price being that described in Section 6(a)), plus (2) all required remaining scheduled interest payments due on such 2020 Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such 2020 Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.
“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to October 15, 2015; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
(e)    Special Mandatory Redemption.
(i)    Upon the occurrence of a Mandatory Redemption Event, the Company will redeem all and not less than all of the 2020 Notes at the Special Mandatory Redemption Price, with notice of such redemption to be provided as described in Section 6(e)(ii) below. Such redemption (the “Special Mandatory Redemption”) shall be made in accordance with the terms of the Escrow Agreement and for purposes of a Special Mandatory Redemption, the Company shall not be subject to the provisions of Section 1006 of the Indenture.
(ii)    The Company will deliver to the Trustee and the Escrow Agent notice of the occurrence of a Mandatory Redemption Event (a “Special Redemption Company Notice”), within three Business Days following the occurrence thereof. Concurrently with the delivery of the Special Redemption Company Notice, the Company will request the Trustee to, at the Company's expense, deliver a notice prepared by the Company that a Special Mandatory Redemption is to occur (a “Special Redemption Trustee Notice”) and will notify the Trustee and the Escrow Agent of the Redemption Date (the “Special Mandatory Redemption Date”), which date shall be no later than three Business Days after the date of delivery of the Special Redemption Company Notice. Upon the receipt by the Trustee of a Special Redemption Company Notice, the Trustee shall promptly (and in any event within one Business Day) mail to each Holder a Special Redemption Trustee Notice. The Special Redemption Trustee Notice shall set forth the information provided in Section 1005 of the Indenture. The Company will perform the Special Mandatory Redemption on the Special Mandatory Redemption Date.
7. Reserved.
8. Form. The 2020 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 201 of the Indenture (as such form may be modified in accordance with Section 301 of the Indenture).
9. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
10. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.
11. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
12. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
HDTFS, INC.

By:	/s/ R. Scott Massengill
Name: R. Scott Massengill
Title: President

[Signature Page to the Supplemental Indenture re 5.875% Senior Notes]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Martin Reed

Name:	Martin Reed

Title:	Vice President

[Signature Page to the Supplemental Indenture re 5.875% Senior Notes]